CONSULTANT AGREEMENT FOR SERVICE ON BOARD OF DIRECTORS

        THIS AGREEMENT is made and entered into effective as of April 15, 2005 (the "Effective Date"), by and between Tornado Gold International Corp., a Nevada corporation, ("Company") and Carl A. Pescio, an individual ("Director").

        1. Term.

               (a) This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director serves on the Board of Directors of Company.

               (b) Notwithstanding the foregoing and provided that Director has neither voluntarily resigned nor been terminated for "cause" as defined in
Section 3(b) of this Agreement, Company agrees to use its best efforts to reelect Director to the Board at the 2005 Annual Meeting of the Shareholders.

        2. Position and Responsibilities.

               (a) Position. Company hereby retains Director to serve on the Board of Directors. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company's bylaws and applicable law, including those services described on Exhibit A, (the "Services"), and Director hereby agrees to use his best efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and Company's rules, regulations, and practices as they may from time-to-time be adopted or modified.

               (b) Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director's obligations under this Agreement or Director's fiduciary obligations to the shareholders, except as set forth in Exhibit B. The ownership of any interest in an entity, by itself, shall not constitute a violation of this duty. Except as set forth in Exhibit B, Director represents that, to the best of his knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Chief Executive Officer or a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of such obligation, prior to making such disclosure or taking such action.

               (c) No Conflict. Except as set forth in Section 2(b) and Exhibit B, Director will not engage in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company's conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that creates a potential conflict of interest with Company. Specifically and except as set forth in Section 2(b) and Exhibit B of this Agreement, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly with the Company, as reasonably determined by a majority of Company's disinterested board members, without the approval of the Chief Executive Officer.


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        3. Compensation and Benefits.

               (a) Director's Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director a fee at the rate of __________ Dollars ($____________) per year, all of which shall be paid in accordance with Company's regularly established practices regarding the payment of Directors' fees, but in no event later than 12 months after the Effective Date of this Agreement and each of its subsequent anniversaries, if any.

               (b) Stock and Stock Options. Company acknowledges that Director is an owner of Common Stock, and that the rights attributable to these securities (the "Securities") shall not be affected by the execution of this Agreement. In addition, in consideration of the services to be rendered under this Agreement, Company agrees to grant Director the following shares and stock options subject to the approval of the Board of Directors (the "Options"):

   (1) An option to purchase 125,000 shares of Company's Common Stock at an exercise price of $1.00 per share (noting that the fair market value of Company's Common Stock on the Effective Date is $1.05 per share), all of which shall vest on December 15, 2005. The Options shall expire 3 years from the date of vesting.

   (2) An option to purchase an additional 125,000 shares of the Company's Common Stock shall be granted when the Company acquires a project with a drill-indicated resource1 of at least 1.5 million ounces of gold or gold-equivalent2 and if financing can be arranged. The exercise price of these Options will be $1.00 per share, and will vest on the date such Options are granted.

   (3) A grant of 125,000 shares of the Company's Common Stock ("Shares") shall be issued to Director in the event that a positive feasibility study is completed by the Company, a successor company or joint venture partner on a Company project on at least 1 million ounces of gold or gold equivalent.3

In the event (i) of a merger, change in control or sale of Company or (ii) Director either is terminated as a board member or is not reelected, where the Director has not engaged in conduct during his tenure on the board which would constitute "cause" for such termination, as determined by a majority vote of the disinterested board members, the Shares immediately shall become fully vested immediately. "Cause" means a determination by a majority of the disinterested board members that the Director has been engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing Director's appointment; (iv) willful conversion of corporate funds; (v) material breach of an obligation to make full disclosure; (vi) gross incompetence; (vii) gross inefficiency; (viii) acts of moral turpitude; or (ix) repeated failure to participate (either by telephone or in person) in board meetings on a regular basis despite having received proper notice of the meetings at least 48 hours in advance thereof.

The Options shall be subject to the terms and conditions of Company's 2005 Stock Option Plan (the "Plan") and Company's standard Stock Option Agreement, as modified by this Agreement. During the term of this Agreement, Director may be granted additional stock options or other equity rights, as determined by Company's Compensation Committee, in its sole discretion.



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            (c) Contingent Compensation.

   (1) In the event that a Company property is sold to an unaffiliated third party while Director remains in service with the Company, Director shall receive a total of 1.5% of the value paid by that third party (the "Commission"). The Company shall have the option to pay Director the Commission in cash or stock. If payment is in stock, the per share value of the stock shall be determined by taking the preceding five (5) day average of the ask and bid of the Company's stock as quoted on the Over-the-Counter Bulletin Board or other quotation medium or exchange. If the Company's stock is not listed or quoted on any such medium or exchange, the per share value shall be determined by a majority of the disinterested directors in their sole and absolute discretion.

   (2) In the event that the Company puts a property into production (i.e., the Company begins earning revenue from the subject property) while Director remains in service with the Company, Director shall receive 5% of the Net Proceeds Interest in the property. "Net Proceeds Interest" means the value received by the Company from the sale of product from the subject property and processing facility less the operating costs of the mine and processing facility, but before amortizing the investment.

            (d) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of his duties hereunder in accordance with Company's expense reimbursement guidelines.

             (e) Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges and expenses in connection with any action, suit or proceeding to which he may be made a party by reason of his affiliation with Company, its subsidiaries, or affiliates. Company has not purchased Director's and Officer's liability insurance.

               (f) Records. Director shall have reasonable access to books and records of Company, as necessary to enable Director to fulfill his obligations as a Director of Company.

        4. Termination.

               (a) Right to Terminate. At any time, Director may be removed as provided in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as provided in Company's Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director's status, except as provided in Company's Articles of Incorporation, as amended, Company's bylaws, as amended, and applicable law.

               (b) Effect of Termination as Director. Upon a termination of Director's status as a Director, this Agreement will terminate; Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination. Thereafter, all of Company's obligations under this Agreement shall cease, except as provided in Sections 1(b), 3(b), 3(c), 3(d), 3(e) and 5.

        5. Termination Obligations.

               (a) Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services belong to Company and shall be promptly returned at the request of Company.



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               (b) Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company, unless Director continues to serve as a director if elected as a director by the shareholders of Company as provided in Company's Articles of Incorporation, as amended, Company's bylaws, as amended, and applicable law. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company's expense) in the defense of any action brought by any third party against Company that relates to the Services.

               (c) The Company and Director agree that their obligations under this Section, as well as Sections 1(b), 3(b), 3(c), 3(d), 3(e), 4(b) and 7, shall survive the termination of this Agreement.

        6. Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. "Proprietary Information" means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director's general knowledge prior to his relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

        7. Dispute Resolution.

               (a) Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director (and his attorneys, successors, and assigns) and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be brought in either the United States District Court for the District of Nevada or in a Nevada state court in the County of Washoe and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

               (b) Attorneys' Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

        8. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Director's relationship solely with respect to his position as Director of the Company. This Agreement entirely supercedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director's relationship with Company. Agreements related to Director's ownership of the Securities are not affected by this Agreement.

        9. Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.


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        10. Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement, with the exception of Director's ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of Company or a sale of all or substantially all of its assets.

        11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

        12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

        13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

        14. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director's duties or compensation will not affect the validity or scope of the remainder of this Agreement.

        15. Director Acknowledgment. Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

        16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.




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        17. Date of Agreement. The parties have duly executed this Agreement as of the date first written above.


  Tornado Gold International Corp.,             Director:
  a Nevada corporation:


  By:    /s/  Earl W. Abbott                    /s/ Carl A. Pescio
         ----------------------------           -------------------------------
  Name:    Earl W. Abbott                       Carl A. Pescio
  Title:   CEO and President



1 "Drill-indicated resource" means a deposit that has been investigated and measured through industry-standard geologic and engineering methods, but that has not had a positive feasibility study performed.

2 For purposes of this reference only, "gold equivalent" means the value of gold and other metals expressed as gold ounces at the price of gold and the other metals at the time of acquisition.

3 For purposes of this reference only, "gold equivalent" means the value of gold and other metals expressed as gold ounces at the price of gold and the other metals at the time of feasibility.






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                                    EXHIBIT A

                             DESCRIPTION OF SERVICES


        Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Articles of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1. Attendance. Use best efforts to attend scheduled meetings of Company's Board of Directors;

2. Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

3. Participation. Participate as a full voting member of Company's Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.





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                                    EXHIBIT B

                              AUTHORIZED ACTIVITIES


List